Exhibit 99.1

Trovagene Enters into Preferred Provider Agreement with Fortified Provider Network

SAN DIEGO, Feb. 22, 2016 /PRNewswire/ -- Trovagene, Inc. (NASDAQ: TROV), a developer of cell-free molecular diagnostics, announced today that it has entered into an Agreement with Fortified Provider Network (Fortified), a direct-contracted preferred provider network administering benefits nationally for over 4 million covered lives. Based on the agreement, Trovagene's Precision Cancer Monitoring® (PCM) services are covered as an in-network participating laboratory provider for members of Fortified's network, which includes self-funded employer groups, insurance carriers and regional and local provider networks that process end-user patient claims.

"Offering the best solutions to our members for their healthcare needs is a key goal at Fortified," stated Kristin Martin, director of network operations of Fortified Provider Network. "With the significant advances in molecular genetics, particularly as it relates to the diagnosis and treatment of cancer, we are excited to facilitate health benefit access to Trovagene's Precision Cancer Monitoring service for patients in our network that are fighting cancer."

"Becoming a Fortified Provider Network member is an important milestone for Trovagene, as we expand the number of covered lives with health insurance access to our Precision Cancer Monitoring technology," said Matt Posard, chief commercial officer of Trovagene. "We continue to execute on our strategy to commercialize our novel liquid biopsy platform, and we look forward to playing a significant role in improving the care of Fortified's cancer patients with our non-invasive tests for the detection and monitoring of medically relevant oncogene mutations."

About Fortified Provider Network

Based in Scottsdale, Arizona, Fortified Provider Network is a national direct-contracted preferred provider network that administers benefits for approximately 4 million covered lives. Fortified's goal is for end-user patients to receive excellent care in the location of their choice from high-quality providers at a reasonable cost. Fortified works to ensure that its valued healthcare providers benefit from attractive reimbursement levels, fast reimbursement terms and superior customer service.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA in urine. The Company's technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene's precision cancer monitoring platform is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as "anticipate," "believe," "forecast," "estimated" and "intend" or other similar terms or expressions that concern Trovagene's expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene's current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. There are no guarantees that any of our technologies or products will be utilized by physicians or other service providers or that our strategy to commercialize our novel liquid biopsy platform will prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Trovagene's Form 10-K for the year ended December 31, 2014 and other periodic reports filed with the Securities and Exchange Commission.

Contact

Investor Relations	Media Relations
David Moskowitz and Amy Caterina Investor Relations	Ian Stone Account Director
Trovagene, Inc.	Canale Communications, Inc.
858-952-7593	619-849-5388
ir@trovagene.com	ian@canalecomm.com

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